Exhibit to Question 77C on Form N-SAR

On March 31, 2010, the Trust held a Special Meeting of
Shareholders to consider a new Investment Management
Agreement with Metropolitan West Asset Management, LLC (the
"Adviser"), the investment adviser for the Metropolitan
West Funds.  The Funds' existing Investment Advisory
Agreement was expected to automatically terminate as a result of an acquisition of the Adviser by the TCW Group, Inc. Shareholders of record on February 9, 2010 were entitled to vote on the proposal. The proposal was approved by shareholders of the Metropolitan West Total
Return Bond Fund, Metropolitan West AlphaTrak 500 Fund,
Metropolitan West High Yield Bond Fund, Metropolitan West
Ultra Short Bond Fund, and Metropolitan West Low Duration
Bond Fund on March 31, 2010. The Special Meeting was adjourned until April 9, 2010 for the Metropolitan West
Strategic Income Fund and the Metropolitan West
Intermediate Bond Fund at which time the proposal was approved by shareholders of the respective funds. The following votes were recorded:

PROPOSAL 1: Approval of a new Investment Management
Agreement with the Adviser.

                                                          % of
                                                         Shares
Funds                                Dollars Voted       Present

Ultra Short         Affirmative     $76,103,544.559      99.282%
Bond Fund           Withheld           $312,106.830      0.407%
                    Abstain            $239,016.641      0.311%

Low Duration        Affirmative    $691,140,153.527     86.709%
Bond Fund           Withheld         $9,966,969.029      1.250%
                    Abstain         $28,847,332.504      3.619%
                    Uninstructed    $67,126,524.560      8.422%

Intermediate        Affirmative    $138,453,101.767     99.740%
Bond Fund           Withheld           $303,900.000      0.219%
                    Abstain             $58,296.144      0.041%

Total Return        Affirmative  $3,626,922,488.984     82.810%
Bond Fund           Withheld        $47,742,440.621      1.090%
                    Abstain        $151,376,819.417      3.456%
                    Uninstructed   $553,762,200.750     12.644%

High Yield          Affirmative    $258,890,009.598     81.538%
Bond Fund           Withheld         $4,053,868.834      1.277%
                    Abstain         $16,802,111.996      5.292%
                    Uninstructed    $37,763,205.000     11.893%

Strategic           Affirmative    $153,327,562.090     99.584%
Income Fund         Withheld           $211,845.021      0.138%
                    Abstain            $428,818.653      0.278%


AlphaTrak           Affirmative      $15,659,017.348    99.743%
500 Fund            Withheld              $9,640.832     0.062%
                    Abstain              $30,742.609     0.195%